Exhibit 99.1

Atlanta, Georgia

August 4, 2009

Symbol:  CGLA

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s Inc. Announces Results for First Quarter Ended June 27, 2009

Cagle’s Inc. reported net income of $1.3 million or $0.28 per share for the first quarter of fiscal year 2010 compared to a net loss of $3.0 million or $0.64 per share for the first quarter of fiscal 2009.

Revenues for the first quarter were $78.0 million up 1.4% reflecting a decrease in pounds sold of 4.4% and an increase in revenue per pound of poultry sold of $0.049 as compared for the same period of fiscal 2009. Quoted market prices for products for the first quarter of fiscal 2010 versus the same period last year fluctuated as boneless breast increased 1%, breast tenders increased 11%, wings increased 39%, drums decreased 8%, leg quarters were 4% lower and whole birds without giblets were the same.

Cost of sales for the first quarter of fiscal 2010 decreased 7.6% as compared with the same period last year, from $77.6 million to $71.7 million. Feed ingredient prices for broilers processed in the first quarter of 2010, which represented 30% of the total cost of sales, decreased 28% as compared to the first quarter of 2009.

USDA reported corn acres planted as the second largest since 1946 and soybean acres planted as a record high. Good crop weather patterns as well as reductions in live poultry, cattle and hog inventories, which have traditionally accounted for 33%, 26% and 26% of total feed use, respectively, have resulted in declines in feed ingredient prices.

While markets for our poultry products are impacted by the overall economy chicken continues to offer an excellent value to the consumer and as a result we are optimistic that, with the continued reduction in the cost of feed, we will maintain positive margins for the remainder of this calendar year.

Cagle’s Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle
Chairman, Chief Executive Officer and
President

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle’s Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle’s Inc.

Condensed Consolidated Balance Sheet

(In Thousands)

	June 27, 2009	March 28, 2009

ASSETS

Current Assets	$45,468	$42,798

Other Assets	10,470	11,571

Property, Plant, and Equipment (net)	36,058	36,783

TOTAL ASSETS	$91,996	$91,152

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Maturities of Long-term Debt	$2,531	$2,488
Trade Accounts Payable	20,782	19,989
Other Current Liabilities	7,876	7,642
Total Current Liabilities	31,189	30,119

Long-Term Debt	27,301	29,049

Total Stockholders’ Equity	33,506	31,984

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$91,996	$91,152

Cagle’s, Inc. & Subsidiary

Consolidated Statements of Income

(In Thousands, except per share data)

	Three Months Ended
	June 27,	June 28,
	2009	2008

Net Sales	$78,015	$76,921
Costs and Expenses:
Cost of Sales	71,708	77,577
Selling and Delivery	2,197	2,332
General and Administrative	1,665	1,192
Total Costs and Expenses	75,570	81,101

Operating Income (Loss)	2,445	(4,180)

Other Income (Expense):
Interest Expense	(442)	(489)
Other Income (Expense), Net	2	(12)
Total Other Income (Expense), Net	(440)	(501)

Income (Loss) Before Income Taxes	2,005	(4,681)

Income Tax Expense (Benefit)	722	(1,685)

Net Income (Loss)	$1,283	$(2,996)

Net Income (Loss) Per Common Share	$0.28	$(0.64)